Exhibit 23.1

230 West Street	tel 614.221.1120	www.gbq.com
Suite 700	fax 614.227.6999
Columbus, OH 43215

Partners

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 9, 2025, relating to the consolidated financial statements of American Rebel Holdings, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

June 20, 2025